Exhibit 10.1

EMPLOYMENT AGREEMENT

ARRIVE AI Inc.

Chief Financial Officer

This employment agreement (“Agreement”) is made and effective as of 8/10/2026 by and between a business entity known as ARRIVE AI Inc. having its principal place of business at 9100 Fall View Drive, Fishers, Indiana 46037 (“Employer” or ARRIVE or “Company”) and Piyush Phadke (“Employee”).

RECITALS:

WHEREAS the Employer intends to hire the Employee for the position of Chief Financial Officer and the Employee desires to provide their services on the conditions set forth.

IN CONSIDERATION of promises and other good and valuable consideration contained herein the parties agree to the following terms and conditions:

1. Employee Duties. The Employee agrees that they will act in accordance with this Agreement and to the best interests of the Employer. In carrying out the duties and responsibilities of their position, the Employee agrees to adhere to all policies, procedures, rules, and regulations as administered by the Employer. In addition, the Employee agrees to abide by all local, county, State, and Federal laws while employed by the Employer.

2. Roles and Responsibilities. The Employee shall be given the job title of Chief Financial Officer (CFO) for ARRIVE (“Position”) which shall involve:

CFO Objectives of Role

●	Collaborate with CEO and senior leadership team in setting and driving organizational vision, culture, financial and operational strategy, capabilities, and performance to deliver growth, innovation, and a positive future.

●	Lead finance and administrative functions for the organization to deliver exceptional service to internal and external constituents.

CFO Responsibilities

1. Ensure alignment of financial vision for the business with the CEO, COO, and Senior leadership team.

2. Provide specific, actionable advice and guidance to the organization to achieve business objectives.

3. Deliver timely and accurate financial reporting in accordance with regulatory requirements.

4. Oversee financial and tax-related audits as required.

5. Develop and implement financial strategies to deliver profitable growth and optimal capital allocation.

6. Implement effective internal controls and monitor compliance against them.

7. Work closely with financial institutions, service providers, and investors to maintain effective relationships.

and any other task that may be required in the context of fulfilling the role of stated position. The Employee shall report to: Chief Executive Officer.

ARRIVE AI Inc. leadership may also assign duties to the Employee from time to time.

a.) Devotion of Time. The Employee shall devote his/her best efforts to performing the duties on behalf of the Employer. Employee shall be expected to work on a full-time basis with the Employee being required to work at least 40 hours in a standard week. Reasonable considerations shall be given to scheduling personal, charitable, and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the services required to be rendered.

b.) Location. The initial principal location at which Employee shall perform services for the Company shall be at remote and with travel as the job needs and employment needs change as determined by the Company.

c.) Role. The Employee shall have the right to act in the capacity of the Employer as an executive leader. This includes but is not limited to: making written or verbal agreements with any customer, client, affiliate, vendor, or third (3rd) party with specific consent by the Company or as defined in the roles and responsibility. These rights may or may not change at any time in the future by the Employer.

3. Employment Period. The Employer agrees to hire the Employee on an at-will basis which means this Agreement may be terminated at any time by either the Employee or Employer. After termination by any of the Parties, neither will have any obligation excluding severance as outlined in this Section. Confidentiality Section 9, Non-Compete Section 10, and Rights to Intellectual Property Section 11 survive termination for the periods stated in the respective sections below.

a.) Employee’s Termination. The Employee shall have the right to terminate this Agreement by providing at least 14 calendar days’ notice. If the Employee should terminate this Agreement, the Employer shall not have any further obligations to the Employee under this Agreement.

b.) Employer’s Termination. The Employer shall have the right to terminate this Agreement by providing at least 0 days’ notice. If the Employer should terminate this Agreement, the Employee shall not be entitled to severance pay.

c.) After notice of termination has been given by either Company or Employee, Employee shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being managed by Employee.

4. Compensation.

a.) Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, as base salary paid bi-monthly or monthly.

b.) Withholding. All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

c.) Amount. As compensation for the services provided, the Employee shall be paid $300,000 salary on an annual basis (“Compensation”) for the year 2026 and beyond. Any future increase to the base salary is at the discretion of the CEO. Compensation is a gross amount that is subject to all local, State, Federal, and any other taxes and deductions as prescribed by law. Payment shall be distributed to the Employee on a bi-weekly basis.

d.) Equity. 30 days after start date, the Employee will be granted 1,100,000 restricted stock units by a standard legal agreement.

1) Vesting will be weighted according to the below:

i)1,000,000 RSU’s will be vested based on a time-based vesting structure with a four-year quarterly vesting with a one-year cliff. On day-366 after the start date employee will be vested in 25% of these RSU’s and will vest 6.25% on a quarterly basis thereafter until fully vested, 100%. If employment ends on or before the one-year cliff date, for any reason, all equity will be forfeit.

ii) 100,000 RSU’s will be vested immediately on issuance. If employment ends on or before the 30 days, for any reason, all equity will be forfeit.

iii) Acceleration Upon Change of Control. Notwithstanding the vesting schedule set forth above or any other provision of this Agreement, immediately prior to and contingent upon the consummation of an acquisition of the Company or a Change of Control, one hundred percent (100%) of the RSU’s granted to Employee under this Agreement shall vest in full. This is a “single trigger” provision and applies regardless of whether Employee’s employment continues following the transaction, and regardless of whether the acquiring or surviving entity assumes, continues, or substitutes the options. This Section applies only if Employee is employed by the Company as of the closing of such transaction; provided, however, that if Employee’s employment is terminated by the Company without Cause, or Employee resigns for Good Reason, during the ninety (90) days immediately preceding execution of the definitive agreement for such transaction, Employee shall be deemed employed as of the closing for purposes of this Section and the post-termination exercise period for Employee’s options shall be extended through the closing.

e.) Benefits. During the term of this Agreement, the Employee shall be eligible or entitled to any Benefits available from the Employer.

1.) No Trial Period or any such period where the Employee shall be prohibited from Benefits, Vacation Time, Personal Leave, or any other leave that is paid or unpaid in this Agreement.

2.) Vacation: Employee is entitled to 20 days off per year (pro-rated in year of hire), which is required to be mutually benefiting of the Employer and the Employee. It is required for the Employee to give notice before scheduling their vacation in accordance with Company policy.

3.) Personal Leave. The Employee shall be entitled to any type of time off from their position regarding personal or health-related issues. Any time-off that is requested must be approved by the Employer, and if the request is approved, may not be deducted from the Employee’s Vacation Time.

4.) Holidays. The Employer shall be required to adhere only to Federal Holidays. This is subject to change by the Employer from time to time. Holidays are determined by the Employer and may change every calendar year.

5.) Health Insurance. Health insurance coverage under the same terms as offered to other Executive Employees of the Company.

6.) Retirement or profit-sharing programs as offered to other Executive Employees of the Company.

7) Any other such benefits and perquisites as are approved by the Board of Directors. The Company has the right to modify conditions of participation, terminate any benefit, or change insurance plans and other providers of such benefits in its sole discretion.

f.) Out-of-Pocket Expenses. Upon submission of itemized expense statements by the Employee in the manner specified by the Company, the Employer agrees to reimburse the Employee for expenses that are incurred while performing the duties of their position under this Agreement, including but not limited to food, lodging, and travel, subject to the Company’s policies and procedures, and only for such items that are a necessary and integral part of the Employee’s job functions.

g.) D&O Insurance During Employment. Throughout the term of Employee’s employment, the Company shall maintain in full force and effect one or more policies of directors’ and officers’ liability insurance issued by insurers of recognized financial responsibility, providing coverage of not less than $5 million in the aggregate, together with such excess coverage as the Board may approve. Employee shall be named as an insured under each such policy on terms no less favorable than those accorded to the most favorably insured of the Company’s then-serving directors and officers. The Company shall not reduce such coverage below the limits in effect on the Effective Date without the prior approval of the Board.

5. Disability and Death. If for any reason the Employee cannot perform their duties, by physical or mental disability, the Employer may terminate this Agreement by giving the Employee 30 days’ written notice. In the event the Employee shall die during the term hereof, the Company shall pay to the Employee’s surviving spouse, or if the Employee shall leave no surviving spouse, then to the Employee’s estate, only such amounts as may have been earned by the Employee prior to the Employee’s date of death, but which were unpaid at date of death.

6. Policies and Procedures / Compliance and Handbook. The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Employee in performing services for the Company. Employee shall abide by the provisions of any contract entered by the Company under which the Employee provides services. Employee shall comply with the terms and conditions of all sections of this Agreement in addition to any rules, regulations, or conduct standards of the Employer including obeying all local and federal laws. If the Employee does not adhere to this Agreement, company policies, including any task or obligation that is related to the responsibilities of their position, the Employer may terminate this Agreement as stated herein. This Agreement references and incorporates by reference any Employee Handbook of the Company and its policies as incorporated within the Handbook.

7. Return of Property. The Employee agrees to return all property of the Employer upon the termination of employment. This includes, but is not limited to, equipment, electronics, records, access, notes, data, tests, vehicles, reports, models, or any property that is requested by the Employer.

8. Confidentiality. Employee recognizes and acknowledges that all records with respect to clients, business associates, customer or referral lists, contracting parties and referral sources of the Company, and all personal, financial and business and proprietary information of the Company, its Employees, officers, directors and shareholders obtained by the Employee during the term of this Agreement and not generally known in the public (the “Confidential Information”) are valuable, special and unique and proprietary assets of the Company’s business. The Employee hereby agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, Company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit of and pursuant to authorization granted by the Company.

“Confidential Information” shall also include any information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company’s business, Company’s Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible “on-line”, business plans, inventions, designs, products, services, processes, trade secrets, copyrights, trademarks, customer information, customer lists, prices, analytics data, costs, affairs, and any other information that could be considered proprietary to the Employer.

Under the Defend Trade Secrets Act notice: Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

In addition, if it is found that the Employee divulged Confidential Information to a third (3rd) party, the Employer shall be entitled to all reimbursement for their legal and attorney’s fees.

After the Employee has terminated their employment with the Employer, the Employee shall be bound to Confidentiality under this Agreement for a period of 3 year(s).

9. Non-Compete. During the term of employment, the Employee understands that he or she will be subject to learning proprietary information, including trade secrets, that could be applied to competitors of the employer. Therefore, in order to protect the fiduciary interests of the Employer, the Employee agrees to the following: For good consideration and as an inducement for Company to employ Employee, if such employment is terminated for any cause, employee shall not, for a period of one (1) year after leaving the employment, engage directly or indirectly, either personally or as an employee, associate partner, partner, manager, agent, or otherwise, or by means of any corporate or other device, in the following industry(ies): drone and autonomous delivery industries. Nor shall employee for such period and in such localities solicit orders, directly or indirectly, from any customers of Company, or from any customers of its successor, for such products as are sold by Company or its successor, either for (himself or herself) or as an employee of any person, firm, or corporation.

10. Intellectual Property Rights to the Employer.

a.) Intellectual Property. The Parties hereby agree that the Employee assigns the Employer all the present and future rights and title, as well as the interest to all intellectual property (hereinafter referred to as “Intellectual Property”) that is created and/or discovered during the term of their employment. Intellectual Property includes, but is not limited to, trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets, algorithms, codes, inventions, processes, software, formulas, ideas, concepts, and developments.

b.) Exclusions. Employee may request a formal, written exclusion by attaching the request to this document. Employee understands all IP, regardless of form, time, or location, is the property of the Employer unless a formal exclusion is granted. The employer will assign all IPs to the new company should the employer be acquired or change substantially with an IPO or merger.

c.) Prior Inventions. The Parties hereby agree that any Intellectual Property that has already been in existence before the employment of the Employee will remain the exclusive property of the Employee in case the Employee has a right, title, or interest in it.

The prior inventions of the Employee are enlisted below:

[List any prior inventions of Employee, or state “None.”]

d.) Cooperation for Financial Audits. Hereby, the Employee agrees that he/she will cooperate with the Employer in this Agreement as reasonably as possible for Financial and Tax-related audits that may be required. This cooperation will last during the employment as well as after its termination.

11. Notices. All notices that are to be sent under this Agreement shall be done in writing either by a certified email signature application like DocuSign with a binding signature in acknowledgement of receipt by the Company by email, or to be delivered via Certified Mail (return receipt) to the following mailing addresses:

Employer

ARRIVE AI Inc.

9100 Fall View Drive, Fishers, Indiana 46037

Employee

Piyush Phadke

The addresses may be changed with the act of either party providing written notice.

12. General Terms.

a.) Amendments. This Agreement may be modified or amended in writing under the condition that any such amendment is attached and authorized by all parties.

b.) Severability. This Agreement shall remain in effect under the circumstance a section or provision is unenforceable or invalid. All remaining sections and provisions shall be deemed legally binding unless a court rules that any such provision or section is invalid or unenforceable, thus limiting the effect of another provision or section. In such a case, the affected provision or section shall be enforced as so limited.

c.) Waiver of Contractual Right. If the Employer or Employee fails to enforce a provision or section of this Agreement, it shall not be determined as a waiver or limitation. Either party shall remain the right to enforce and compel the compliance of this Agreement to its fullest extent.

d.) Governing Law and Disputes. This Agreement shall be governed under the laws in the State of Indiana. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in Hamilton County, Indiana. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the Secretary of State (the “Agent”) or to the party at the party’s last known address if personal service delivery cannot be easily affected.

e.) Entire Agreement. This Agreement, along with any attachments or addendums, represents the entire agreement between the parties. Therefore, this Agreement supersedes any prior agreements, promises, conditions, or understandings between the Employer and Employee.

f.) Assignment and Transfer. Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to Company or any assignee thereof.

g.) Remote Execution. This agreement may be signed and properly witnessed at separate times by the parties and a facsimile copy is as good as an original document.

In witness hereof and by executing this agreement, this Employee accepts employment with the Company’s offer upon the terms set forth above and agrees to devote his/her time, energy, and ability to the interests of the Company, and to perform Employee’s duties in an efficient, trustworthy, and business-like manner.

Offered by: ARRIVE AI Inc.

Signature

Name:
Title: Chief Executive Officer
Date:

Accepted by: EMPLOYEE

Signature

Piyush Phadke
Date:

Page 8 of 8